Exhibit 99.1

Garrett Motion Reports Second Quarter 2022 Financial Results
Second Quarter 2022 Highlights
•Reported net sales totaled $859 million, down 8% on a GAAP basis, flat at constant currency*
•Net income totaled $85 million; Net income margin 9.9%
•Adjusted EBITDA* totaled $138 million; Adjusted EBITDA margin* of 16.1%
•Net cash used for operating activities totaled $104 million
•Adjusted free cash flow* totaled $23 million
•Completed $212 million in prepayments resulting in full redemption of Series B preferred stock
•Updated full year 2022 outlook for higher production offset by weaker euro
First Half 2022 Highlights
•Net sales totaled $1,760 million, down 9% on a GAAP basis, down 3% at constant currency*
•Net income totaled $173 million; Net Income Margin 9.8%
•Adjusted EBITDA* was $284 million; Adjusted EBITDA margin* was 16.1%
•Net cash provided by operations totaled $177 million
•Adjusted free cash flow* totaled $61 million

ROLLE, Switzerland, July 28, 2022 – Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a leading differentiated technology provider for the automotive industry, today announced its financial results for the quarter ended June 30, 2022.

c	Q2 2022	Q2 2021	H1 2022	H1 2021
Net sales	859	935	1,760	1,932
Cost of goods sold	690	742	1,416	1,543
Gross profit	169	193	344	389
Gross profit %	19.7%	20.6%	19.5%	20.1%
Selling, general and administrative expenses	54	51	107	106
Income before taxes	105	439	230	358
Net income	85	409	173	304
Net income margin	9.9%	43.7%	9.8%	15.7%
Adjusted EBITDA*	138	168	284	344
Adjusted EBITDA margin*	16.1%	18.0%	16.1%	17.8%
Net cash provided by (used for) operating activities	104	(423)	177	(391)
Adjusted free cash flow*	23	139	61	279
* See reconciliations to the nearest GAAP measure in pages 6-13.

“Solid first half performance coupled with recently improving trends positions Garrett to reach the upper half of our full year 2022 outlook if supply chain bottlenecks continue to ease," said Olivier Rabiller, Garrett President and CEO. "Despite a volatile production environment and an accelerated weakening of the Euro for much of the first half, Garrett continues to successfully implement inflation management strategies, flex its variable cost structure, and produce solid margins. More recently we are encouraged to see emerging trends reflecting reduced production volatility and increased production volumes, although we remain cautious and are closely monitoring this trend as it materializes in the second half of 2022. As the industry outlook begins to stabilize and improve, increased production volumes further amplified by share of demand gains and increased penetration of turbocharger technology as emissions standards tighten, should drive significant revenue and income growth for Garrett. Our ability to consistently generate cash, even in difficult times, allowed us to significantly reduce our leverage for the third consecutive quarter prepaying the remainder of the Series B Preferred Stock reflecting substantial deleveraging progress over the last year. We are excited about our improved financial flexibility and our growth prospects as we continue to accelerate our strategic initiatives to bring advanced differentiated new technologies to the transformation of the powertrain industry."
Results of Operations

Net sales for the second quarter of 2022 were $859 million, representing a decrease of 8% (including an unfavorable impact of $73 million or 8% due to foreign currency translation) compared with $935 million in the second quarter of 2021. Net sales, excluding the impacts of foreign currency translation, outpaced global light vehicle production by approximately 6% driven by successful recoveries on inflation pass through. New product launches on gasoline increased our share of demand. Overall volumes however were impacted by the ongoing global semiconductor shortage despite strong underlying demand for light vehicles, further accentuated by an improved second quarter of 2021 due to accumulated pent-up demand from 2020. The continued COVID-related lockdown measures in China also impacted sales for the quarter.

Cost of goods sold for the second quarter of 2022 was $690 million compared with $742 million in the second quarter of 2021 primarily due to lower volumes and foreign currency impacts which contributed to a decrease of $94 million. Cost of goods sold further decreased by $20 million from benefits from our continued focus on productivity, net of $2 million of higher premium freight costs driven by supply chain disruptions, transportation constraints and volume volatility. These decreases were also partially offset by $32 million due to inflation on commodities and transportation costs and $25 million due to unfavorable product mix. Research and development ("R&D") expenses increased by $5 million which reflects shift in investment in new technologies and increases in head count.

Gross profit totaled $169 million for the second quarter of 2022 as compared to $193 million in the second quarter of 2021, with a gross profit percentage for the second quarter of 2022 of 19.7% as compared to 20.6% in the second quarter of 2021. The decrease in gross profit was primarily due to lower sales volume which impacted gross profit by $18 million, inflation related to commodities, transportation and energy costs of $32 million, and higher premium freight costs as discussed above. Higher R&D costs and unfavorable foreign currency translational, transactional and hedging effects also lowered our gross profit. This was partially offset by $24 million in productivity and $28 million of inflation recoveries from customer pass-through agreements net of pricing reductions.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2022 increased to $54 million from $51 million in the second quarter of 2021 primarily due to higher professional service fees on tax optimization projects and labor inflation, partially offset by lower expected payout on 2022 employee incentives and favorable impacts from foreign exchange rates. As a percentage of net sales, SG&A for the second quarter of 2022 was 6.3% up from 5.5% in 2021.

Interest expense in the second quarter of 2022 was $20 million as compared to $24 million in the second quarter of 2021. The decrease is primarily due to $3 million of lower accretion on our Series B Preferred Stock, which as of June 30, 2022, has been remediated in full.

Non-operating income decreased to $16 million in the second quarter of 2022 from $26 million in the second quarter of 2021. The decrease in income is primarily related to $25 million of favorable foreign exchange impacts recognized in 2021 on foreign currency-denominated debt which were unhedged due to the restrictions placed on the Company during its Chapter 11 proceedings, partially offset by $12 million of interest income recorded in 2022 from unrealized marked-to-market gains on interest rate swaps.

Reorganization items - net was an expense of $1 million in the second quarter of 2022 related to professional services for the Company's Chapter 11 cases. In the second quarter of 2021, Reorganization items - net amounted to $295 million gain, representing $502 million gain on settlement of Honeywell claims, partially offset by $96 million professional service fees related to the Chapter 11 cases, $39 million in Directors' and Officers' insurance related to the Chapter 11 cases, $25 million write off on debt issuance costs of the old term loan debt, $13 million in employee stock awards cancellation and $34 million in other costs mainly related to unsecured notes settlement in connection with the Company's emergence from bankruptcy.

Net Income for the second quarter of 2022 was $85 million as compared to $409 million in the second quarter of 2021. The decrease of $324 million is primarily as a result of the $295 million gain recorded in prior year on Reorganization items, net, offset by lower gross profit of $24 million. The net income margin decreased to 9.9% in the second quarter of 2022 as compared to 43.7% in the second quarter of 2021.

Net cash provided by operating activities totaled $104 million in the second quarter of 2022 as compared to a usage of cash of $423 million in the second quarter of 2021, primarily due to $375 million paid in 2021 on obligations to Honeywell and favorable impacts from working capital of $120 million.

Non-GAAP Financial Measures
Adjusted EBITDA decreased to $138 million in the second quarter of 2022 as compared to $168 million in the second quarter of 2021. The decrease was mainly due to a 6% decline in volume, inflation on commodities and transportation, as well as unfavorable foreign exchange impacts, partially offset by increased productivity and inflation pass-through net of pricing. The Adjusted EBITDA margin decreased to 16.1% in the second quarter of 2022 as compared to 18.0% in the second quarter of 2021.
Adjusted free cash flow, which excludes reorganization items, repositioning charges (primarily severance costs related to internal restructuring projects) and stock compensation expense, was $23 million in the second quarter of 2022 as compared with $139 million in the second quarter of 2021. The decrease in adjusted free cash flow was primarily due to lower production volumes, higher working capital, and increased cash interest expense driven by the final redemption of the Series B Preferred Stock.
Liquidity and Capital Resources
As of June 30, 2022, Garrett had $621 million in available liquidity, including $146 million in cash and cash equivalents and approximately $475 million of undrawn commitments under its revolving credit facility. In the first quarter of 2022, Garrett had $788 million in available liquidity, including $315 million in cash and cash equivalents and approximately $473 million undrawn commitments under its revolving credit facility.
As of June 30, 2022, total principal amount of debt outstanding totaled $1,180 million, down from $1,412 million at the end of the first quarter 2022 due to the accelerated redemption of all Series B Preferred Stock.
Emergence from Chapter 11
As previously announced, on April 30, 2021, Garrett emerged from its pending Chapter 11 cases, successfully completing the restructuring process and implementing the Plan of Reorganization that was confirmed by the U.S. Bankruptcy Court for the Southern District of New York.
Full Year 2022 Outlook
Garrett is providing the following outlook for the full year 2022 for certain GAAP and Non-GAAP financial measures.

Full Year 2022 Outlook (vs. Prior Outlook)
Net sales (GAAP)	$3.5 billion to $3.7 billion (unchanged)
Net sales growth at constant currency (Non-GAAP)*	5% to 10% (vs. 1% to 6%)
Net income (GAAP)	$290 million to $335 million (vs. $250 to $295 million)
Adjusted EBITDA (Non-GAAP)*	$530 million to $590 million (unchanged)
Net cash provided by operating activities (GAAP)	$405 million to $505 million (unchanged)
Adjusted free cash flow (Non-GAAP)*	$330 million to $430 million (unchanged)
* See reconciliations to the nearest GAAP measure in pages 6-15.
Garrett’s full year 2022 outlook, as of July 28, 2022, includes the following expectations compared to previous outlook:
•Global light vehicle auto production growth of 1% versus 2021 (versus flat in the prior outlook);
•An exchange rate of 1.04 EUR to 1.00 USD, as compared with the prior outlook exchange rate assumption of 1.08 EUR to 1.00 USD;
•Maintaining previous commitment of increased R&D investment in new technologies of approximately $18 million for the full year 2022.

Conference Call
Garrett will host a conference call on Thursday, July 28, 2022 at 8:30 am Eastern Time / 2:30 pm Central European Time. The conference call will be broadcast over the Internet and include a slide presentation. To access the webcast and supporting materials, please visit the investor relations section of Garrett’s website at http://investors.garrettmotion.com/. The webcast will be archived on Garrett’s website for replay.
Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the impact of the COVID-19 pandemic, the conflict between Russia and Ukraine, inflationary pressure on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, including with respect to semiconductor, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure, anticipated new product development plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2022. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarter ended June 30, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Free Cash Flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarter ended June 30, 2022.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Christophe Mathy	Paul Blalock
+41 786 43 71 94	+1 862 812-5013
christophe.mathy@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.
CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in millions, except per share amounts)
Net sales	$859	$935	$1,760	$1,932
Cost of goods sold	690	742	1,416	1,543
Gross profit	169	193	344	389
Selling, general and administrative expenses	54	51	107	106
Other expense, net	—	—	1	1
Interest expense	20	24	43	45
Loss on extinguishment of debt	5	—	5	—
Non-operating income	(16)	(26)	(44)	—
Reorganization items, net	1	(295)	2	(121)
Income before taxes	105	439	230	358
Tax expense	20	30	57	54
Net income	85	409	173	304
Less: preferred stock dividend	(39)	(24)	(77)	(24)
Net income available for distribution	$46	$385	$96	$280

Earnings per common share
Basic	$0.15	$1.63	$0.31	$1.79
Diluted	$0.15	$1.29	$0.31	$0.95

Weighted average common shares outstanding
Basic	64,839,157	69,667,651	64,689,673	72,862,102
Diluted	65,102,162	317,436,613	64,907,289	320,631,084

GARRETT MOTION INC.
CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in millions)
Net income	$85	$409	$173	$304
Foreign exchange translation adjustment	1	(67)	3	43
Changes in fair value of effective cash flow hedges, net of tax	9	4	17	5
Changes in fair value of net investment hedges, net of tax	29	15	42	15
Total other comprehensive income (loss), net of tax	39	(48)	62	63
Comprehensive income	$124	$361	$235	$367

GARRETT MOTION INC.
CONSOLIDATED INTERIM BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$146	$423
Restricted cash	33	41
Accounts, notes and other receivables – net	713	747
Inventories – net	284	244
Other current assets	81	56
Total current assets	1,257	1,511
Investments and long-term receivables	31	28
Property, plant and equipment – net	443	485
Goodwill	193	193
Deferred income taxes	266	289
Other assets	272	200
Total assets	$2,462	$2,706
LIABILITIES
Current liabilities:
Accounts payable	$979	$1,006
Current maturities of long-term debt	7	7
Mandatorily redeemable Series B Preferred Stock	—	200
Accrued liabilities	287	295
Total current liabilities	1,273	1,508
Long-term debt	1,139	1,181
Mandatorily redeemable Series B Preferred Stock – long-term	—	195
Deferred income taxes	21	21
Other liabilities	260	269
Total liabilities	$2,693	$3,174
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value $0.001; 245,594,670 and 245,921,617 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	$—	$—
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 64,906,270 and 64,570,950 issued and 64,804,051 and 64,570,950 outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	1,329	1,326
Retained deficit	(1,618)	(1,790)
Accumulated other comprehensive income (loss)	58	(4)
Total deficit	(231)	(468)
Total liabilities and deficit	$2,462	$2,706

GARRETT MOTION INC.

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Six Months Ended June 30,
	2022	2021
	(Dollars in millions)
Cash flows from operating activities:
Net income	$173	$304
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Reorganization items, net	—	(373)
Deferred income taxes	15	3
Depreciation	43	47
Amortization of deferred issuance costs	4	4
Interest payments, net of debt discount accretion	(19)	7
Loss on extinguishment of debt	5	—
Foreign exchange gain	2	9
Stock compensation expense	5	3
Pension expense	—	(1)
Change in fair value of derivatives	(35)	—
Other	(4)	(6)
Changes in assets and liabilities:
Accounts, notes and other receivables	(33)	17
Inventories	(64)	(51)
Other assets	1	58
Accounts payable	86	(52)
Accrued liabilities	2	(2)
Obligations payable to Honeywell	—	(375)
Other liabilities	(4)	17
Net cash provided by (used for) operating activities	$177	$(391)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(52)	(40)
Other	—	1
Net cash used for investing activities	$(52)	$(39)
Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Stock	—	1,301
Proceeds from issuance of long-term debt, net of deferred financing costs	—	1,221
Payments of long-term debt	(4)	(1,515)
Payments of revolving credit facilities	—	(370)
Payments of debtor-in-possession financing	—	(200)
Redemption of Series B Preferred Stock	(381)	—
Payments for Cash-Out election	—	(69)
Payments for share repurchases	(3)	—
Debt financing costs	(5)	(9)
Net cash (used for) provided by financing activities	$(393)	$359
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(17)	(6)
Net decrease in cash, cash equivalents and restricted cash	(285)	(77)
Cash, cash equivalents and restricted cash at beginning of period	464	693
Cash, cash equivalents and restricted cash at end of period	$179	$616
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	24	32
Interest paid	47	57
Reorganization items paid	3	342
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Series B Preferred Stock	—	577

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in millions)
Net income — GAAP	$85	$409	$173	$304
Net interest expense	8	23	4	43
Tax expense	20	30	57	54
Depreciation	21	24	43	47
EBITDA (Non-GAAP)	134	486	277	448
Reorganization items, net (2)	1	(295)	2	(121)
Stock compensation expense (3)	3	1	5	3
Repositioning charges (4)	2	3	3	11
Foreign exchange (gain)/loss on debt, net	—	(24)	—	9
Loss on extinguishment of debt	5	—	5	—
Discounting costs on factoring	—	—	1	—
Other non-operating income (5)	(7)	(3)	(9)	(6)
Adjusted EBITDA (Non-GAAP)	$138	$168	$284	$344

Net sales	$859	$935	$1,760	$1,932

Net income (loss) margin	9.9%	43.7%	9.8%	15.7%
Adjusted EBITDA margin (Non-GAAP) (6)	16.1%	18.0%	16.1%	17.8%
(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of net interest expense, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of net reorganization items, stock compensation expense, repositioning costs, net foreign exchange (gain)/loss on debt, loss on extinguishment on debt, discounting costs on factoring and other non-operating income. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    The Company applied ASC 852 for periods subsequent to the September 20, 2020, the date the Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code, to distinguish transactions and events that were directly associated with the Company’s reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred during the Chapter 11 cases are recorded within Reorganization items, net in the Consolidated Interim Statements of Operations.
(3)    Stock compensation expense includes only non-cash expenses.
(4)     Repositioning costs includes severance costs related to restructuring projects to improve future productivity.
(5)     Reflects the non-service component of net periodic pension costs and other income that are non-recurring or not considered directly related to the Company's operations.
(6)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Garrett
Reported sales % change	(8)%	96%	(9)%	58%
Less: Foreign currency translation	(8)%	13%	(6)%	10%
Constant currency sales % change	—%	83%	(3)%	48%

Gasoline
Reported sales % change	1%	101%	(4)%	67%
Less: Foreign currency translation	(8)%	16%	(6)%	12%
Constant currency sales % change	9%	85%	2%	55%

Diesel
Reported sales % change	(17)%	129%	(18)%	64%
Less: Foreign currency translation	(10)%	18%	(7)%	12%
Constant currency sales % change	(7)%	111%	(11)%	52%

Commercial vehicles
Reported sales % change	(19)%	90%	(15)%	56%
Less: Foreign currency translation	(6)%	9%	(5)%	7%
Constant currency sales % change	(13)%	81%	(10)%	49%

Aftermarket
Reported sales % change	6%	46%	10%	27%
Less: Foreign currency translation	(5)%	6%	(5)%	5%
Constant currency sales % change	11%	40%	15%	22%

Other Sales
Reported sales % change	—%	25%	(13)%	19%
Less: Foreign currency translation	(11)%	7%	(8)%	7%
Constant currency sales % change	11%	18%	(5)%	12%
(1)    We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in millions)
Net cash provided by (used for) operating activities	$104	$(423)	$177	$(391)
Expenditures for property, plant and equipment	(23)	(22)	(52)	(40)
Net cash provided by (used for) operating activities less expenditures for property, plant and equipment	81	(445)	125	(431)
Stalking horse termination reimbursement	—	—	—	79
Chapter 11 professional service costs	1	146	3	212
Honeywell Settlement as per Emergence Agreement	—	375	—	375
Chapter 11 related cash interests (1)	—	38	—	41
Stock compensation cash	—	9	—	10
Repositioning cash	1	2	3	4
Factoring and P-notes (2)	(60)	14	(70)	(11)
Adjusted free cash flow (Non-GAAP) (2, 3)	$23	$139	$61	$279
(1)    Chapter 11 related cash interests increased by $18 million and $21 million for the three and six months ended June 30, 2021, respectively, after full reconciliation of all reorganization items done in 2021.
(2)    Q1 2021 Adjusted free cash flow was restated to reflect updated definition which excludes liquidity actions such as sales of receivables.
(3)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including Chapter 11 related items and cash flow impacts for factoring and guaranteed bank notes activity.

Full Year 2022 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2022 Full Year
	Low End	High End
Reported net sales (% change)	(2%)	3%
Foreign currency translation	(7%)	(7%)
Full year 2022 Targeted Net Sales Growth at Constant Currency (Non-GAAP)	5%	10%

Full Year 2022 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2022 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$290	$335
Net interest expense	41	41
Tax expense	98	113
Depreciation	88	88
Full year 2022 outlook EBITDA (Non-GAAP)	517	577
Non-operating income	(9)	(9)
Reorganization items, net	2	2
Stock compensation expense	10	10
Repositioning charges	5	5
Loss on extinguishment of debt	5	5
Full Year 2022 Outlook Adjusted EBITDA (Non-GAAP)	$530	$590

Full Year 2022 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2022 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$405	$505
Expenditures for property, plant and equipment	(91)	(91)
Cash payments for restructuring	13	13
Non-recurring cash items	3	3
Full year 2022 Outlook Adjusted Free Cash Flow (Non-GAAP)	$330	$430